            , 2002

Two Way TV (US), Inc.
6300 Wilshire Boulevard, Suite 1750
Los Angeles, California 90048

      Re:  Two Way TV (US), Inc.—Registration Statement on Form S-4 (File No. 333-70250)

Ladies and Gentlemen:

    At your request, we are rendering this opinion in connection with the registration under the Securities Act of 1933 of up to 56,544,809 shares of your common stock, $0.001 par value (the "Shares"), pursuant to a Registration Statement on Form S-4 (File No. 333-70250) (the "Registration Statement") filed by you with the Securities and Exchange Commission on September 26, 2001, as amended.

    We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

    Based on such examination, we are of the opinion that the Shares when issued and sold in accordance with the Registration Statement, will be legally issued, fully paid, and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                      Very truly yours,

                      ORRICK, HERRINGTON & SUTCLIFFE LLP